Exhibit 4.52

***Certain portions of this exhibit have been omitted based on a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The omitted portions have been filed separately with the Securities and Exchange Commission.

Dated 30 September 2014

GW PHARMA LTD

and

Almirall, S.A.

amendment and supplementary agreement to

the PRODUCT COMMERCIALISATION AND SUPPLY

CONSOLIDATed agreement dated
6 June 2006

THIS AMENDMENT AGREEMENT (the “Amendment”) is made the 30th of September 2014 (the “Amendment Execution Date”), but with retroactive effect from the Amendment Effective Date.

BETWEEN:

(1)	GW Pharma Ltd, a company organized under the laws of England, whose principal place of business is Porton Down Science Park, Salisbury, Wiltshire, SP4 0JQ, United Kingdom (“GW Pharma”); and

(2)	ALMIRALL, S.A. a company incorporated in Spain whose principal place of business is General Mitre 151, 08022 Barcelona, Spain (“Almirall”).

WHEREAS:

(A)	GW Pharma and Almirall are Parties to the Product Commercialisation and Supply Consolidated Agreement dated 6 June, 2006, as amended and supplemented (the “Commercialisation and Supply Agreement”).

(B)	In accordance with the Supply Price determined in the Commercialization and Supply Agreement, Almirall currently pays to GW Pharma for the Product a Supply Price equivalent to a *** per cent (***%) of the Net Selling Price.

(C)	Based on Section 11.1 of the Commercialization and Supply Agreement, GW Pharma informed Almirall that the current Supply Price is *** and, as a consequence of this, the Parties have met to discuss and agree a feasible solution to this situation.

(D)	In order to find the mentioned solution, the Parties have requested PricewaterhouseCoopers (“PWC”) to prepare a report about GW Pharma’s *** . PWC has prepared the requested report dated March 13, 2014 and furnished one copy to each of the Parties (the “PWC Report”).

(E)	Based on the PWC Report and as a consequence of GW Pharma’s request for a feasible solution to this situation, the Parties have agreed to amend the Commercialization and Supply Agreement to establish an exceptional Supply Price and an exceptional Invoice Price that will apply on a temporary basis only, provided that certain requirements are fulfilled.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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(F)	In witness of the above, the Parties now wish to amend and supplement some terms of the Commercialisation and Supply Agreement as set out herein.

IT IS NOW AGREED AS FOLLOWS:

1.	Amendments

1.1.	Exceptional Supply Price and Exceptional Invoice Price.

Notwithstanding the definition of “Supply Price” and “Invoice Price” in Section 1 of the Commercialisation and Supply Agreement and the provisions in Section 11 thereof, the Parties agree that should the Supply Price in any country of the Territory fall below *** €/Unit at any point in time within any of Calendar Years 2014, 2015 or 2016, then GW Pharma will invoice Almirall for the Product to be commercialised in such country at *** €/Unit (the “Exceptional Invoice Price”) and will charge a Supply Price per Unit determined in accordance with the following chart (the “Exceptional Supply Price”) for so long as the Supply Price in such country and during any of Calendar Years 2014, 2015 or 2016 is below *** €/Unit:

Total Real Volume of Units	Exceptional Supply Price (per Unit)
*** Units	*** GBP
*** Units	*** GBP
*** Units	*** GBP
*** Units	*** GBP
The Exceptional Supply Price for intermediate volumes will be calculated pro rata on a straight line basis between the foregoing price points

For the avoidance of doubt:

(i)	the Exceptional Invoice Price and the Exceptional Supply Price: will be applicable in the Territory on a country by country basis;

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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(ii)	except for the retroactive adjustment set forth in Section 1.3 below, the Exceptional Invoice Price and the Exceptional Supply Price will be applicable in any or all of Calendar Years 2014, 2015 and 2016 from the point in time in such Calendar Year when the Supply Price for a Unit in the country in question falls below *** € (the “Effective Time”) and continue in such Calendar Year(s) until the Supply Price for a Unit in such country increases to *** € or higher; promptly after the Effective Time, and on a country by country basis, the Parties shall adjust the Invoice Price payable for the stock of Product held by Almirall as of the Effective Time for such country where the Exceptional Invoice Price has become applicable and GW Pharma shall pay the resulting amount within thirty (30) days of the date of Almirall’s notice of the stock of Product in such country held as of the Effective Time and the applicable adjustment to be made of the Invoice Price of such stock.

(iii)	in all other situations (including where the Supply Price for a Unit in a country in the Territory falls below *** €/Unit in any of Calendar Years 2014, 2015 and 2016 and then returns to *** €/Unit or higher during any of such Calendar Years) the Invoice Price will remain as it is determined and governed, respectively, in Sections 1 and 11.2 of the Commercialisation and Supply Agreement;

(iv)	the Parties agree that in no event (even as a consequence of the application of any exchange rate), shall the Exceptional Supply Price be higher than *** €/Unit.

1.2	Annual reconciliation between the Exceptional Invoice Price and the Exceptional Supply Price.

The Parties agree that for the purpose of carrying out the annual reconciliation set forth in Section 11.5 of the Commercialisation and Supply Agreement, in those countries where the Exceptional Invoice Price is applied for all or part of the Calendar Years 2014, 2015 and/or 2016, the Invoice Income for such country shall be calculated, for the relevant period of any such Calendar Year, by using the applicable Exceptional Invoice Price for the relevant part of the Calendar Year in question (to the extent that, when applicable, the Invoice Price of the corresponding stocks of Product has been adjusted to the Exceptional Invoice Price in accordance with Section 1.1.(ii)). Accordingly, in those same countries, the GW Sales Income for the relevant Calendar Year shall be calculated as regulated in Section 11.5 of the Commercialisation and Supply Agreement provided that the Supply Price per Unit considered in the GW Sales Income shall in no event be less than the Exceptional Supply Price.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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For the purpose of performing such reconciliation, the Exceptional Supply Price will be determined on a Calendar Year basis considering the Total Real Volume of Units (as defined below) for GW PHARMA’s financial year ending 30 September (calculated as specified in Section 1.1 above in this Amendment).

The “Total Real Volume of Units” shall mean, for a particular Calendar Year, the total volume of Units manufactured by or for GW Pharma for any purpose during GW PHARMA’s financial year ending 30 September in the Calendar Year in question, including without limitation Units manufactured for any commercial or marketing purpose, for any clinical trial, for any marketing, observational, clinical or pre-clinical study, to be given away as free sample or for any other use, but excluding Units from failed batches of Product and Units from each batch of Product that are retained for testing or as quality or reference samples.

1.3	Retroactive adjustment from July 1, 2012 to December 31, 2013.

Based on the Real Total Volume of Units manufactured by GW Pharma during the period from July 1, 2012 and December 31, 2013 and the PWC Report, the Parties have agreed that the Supply Price for the Product sold in Germany from July 01, 2012 to December 31, 2013 shall be ***€/Unit.

As a consequence of this agreed Supply Price, GW Pharma has reimbursed Almirall before execution of this Amendment the amount of *** (***€) as retroactive adjustment of the Supply Price paid by Almirall for the sales of the Product in Germany.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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1.4	Currency Exchange rate.

Given that the Exceptional Supply Price have been determined in sterling pounds (GBP), the Parties agree that for the purpose of the annual reconciliation set forth in Section 1.2 above only, the following exchange rate will apply:

•	Calendar Year 2014: *** GBP/Euro.

•	Calendar Year 2015: To be agreed by the Parties before January 1, 2015

•	Calendar Year 2016: To be agreed by the Parties before January 1, 2016.

In the event the Parties do not reach an agreement upon the currency exchange rate for 2015 or 2016, the currency exchange rate will be the average exchange rate of GBP vs Euro published by the European Central Bank during the last quarter of the preceding Calendar Year.

If the exchange rate applicable for 2015 or 2016 established in accordance with this Section 1.4 impacts negatively on Almirall or GW Pharma when compared to the exchange rate applicable for 2014, the Parties agree to share such impact on a *** per cent (***%) basis, but taking into consideration that the Exceptional Supply Price, in no event will be higher than *** €/unit.

1.5	Audit right

GW Pharma shall keep full, true and accurate records and books of account containing all particulars that may be necessary for the purpose of auditing the Total Real Volume of Units.

Almirall shall have the right to audit such records and books of account once per Calendar Year and may audit such records and books of account for the Total Real Volume of Units in each of 2014, 2015 and 2016. In particular, upon timely request by Almirall, Almirall shall have the right to instruct an independent, internationally, recognized, accounting firm to perform an audit, conducted so far as appropriate in accordance with IFRS, as is reasonable necessary to enable such accounting firm to report to Almirall the Total Real Volume of Units for any specific Calendar Year of 2014, 2015 and 2016.

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This Almirall’s audit right shall be exercised by Almirall in terms equivalents to those set forth for the audit right recognised to GW Pharma in Section 11.14 of the Commercialisation and Supply Agreement.

If the results of the audit is in disagreement with the Total Real Volume of Units notified by GW Pharma to Almirall, then GW Pharma shall notify to Almirall within ten (10) days of receipt by GW Pharma whether or not GW Pharma agrees with the results of the audit. If GW Pharma notifies its agreement with the audit within the ten (10) days period or fails to give any notification within that period, the results of the audit will be used for the purposes of calculating any monies owed and any monies owed by one Party to the other shall be paid by that Party. The cost of the accountant shall be the responsibility of GW Pharma if the recalculation shows GW Pharma’s previous Total Real Volume of Units to be inaccurate by more than three percent (3%) of the Total Real Volume of Units in such GW’s financial year.

1.6	Definitions.

The terms “Invoice Price” and “Supply Price” in the Commercialisation and Supply Agreement, shall include, the “Exceptional Invoice Price” and the “Exceptional Supply Price”, respectively, when they apply in accordance with this Amendment.

2.	Effect

This Amendment shall become effective with retroactive effect from 1 January 2014 (the “Amendment Effective Date”).

3.	Representations and Warranties

As of the Amendment Execution Date each Party hereby represents and warrants to the other Party that it (i) has the power and authority and the legal right to enter into this Amendment and to perform its obligations hereunder, and (ii) has taken all necessary action on its part to authorize the execution and delivery of this Amendment and the performance of its obligations hereunder. This Amendment has been duly executed and delivered on behalf of such Party and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

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4.	Reference to and Effect on the COMMERCIALISATION AND SUPPLY AGREEMENT

This Amendment effects an amendment to the Agreement, in accordance with the terms of Clause 31 of the Commercialisation and Supply Agreement. With effect from the Amendment Effective Date each reference in the Commercialisation and Supply Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of similar import shall mean and be a reference to the Commercialisation and Supply Agreement as supplemented hereby. Other than as supplemented by this Amendment or other amendments agreed and executed in written by the Parties, the Commercialisation and Supply Agreement shall be otherwise unchanged.

5.	interpretation

The interpretation and construction of this Amendment shall be made in accordance with the terms of the Commercialisation and Supply Agreement and Clauses 25, 26, 30 and 35 of the Commercialisation and Supply Agreement are hereby incorporated by reference. In this Amendment capitalised words and phrases shall have the same meaning as in the Commercialisation and Supply Agreement except as otherwise set out herein.

6.	Execution in Counterparts

This Amendment may be executed in any number of counterparts, each of which shall be considered an original instrument, but all of which together shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by and delivered to each of the Parties.

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In Witness Whereof, the Parties have executed this Amendment on the date first written above.

GW Pharma Ltd		Almirall, S.A.

By	s/Adam George	By:	/s/ Daniel Martínez Carretero, Chief Financial Officer
/s/ Marco Zambrini, Lead Senior Counsel

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